               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check box if no longer                         OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  December 31, 2001
    or Form 5 obligations may                      Estimated average burden
    continue. See Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person*

  Beil                                Gary
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

  21250  Hawthorne Blvd.   #800
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                                    (Street)

  Torrance                            CA                               90503
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   DVA
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3. IRS Identification Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   12/31/2000
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5. If Amendment, Date of Original   (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----  title below)             ------  below)

   Vice President
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7. Individual or Joint/Group Filing
     (Check applicable line)

             X    Form Filed by One Reporting Person
           -----

                  Form Filed by More than One Reporting Person
           -----

                         TABLE 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
                               Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------  ----   --------  ------    ------   ----------------   ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

*If form is by filed by more than one reporting person, see instruction 4(b)(v).
                Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code             Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)       or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                                    --------------------------   -------------------
                                                                                        (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------
Options (16b-3 Plan)               $7.0625          9/14/00          A                  40,000                    (1)    9/14/05
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Forms of       11. Nature of the
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      Derivative Security          Indirect Beneficial
  (Instr. 3 and 4)                                   Owned at End of Year         Direct (D) or                Ownership (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title       Amount or
              Number of
              Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock   40,000                                       40,000                        D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:


                              _______________________________  ________________
                             ** Signature of Reporting Person         Date

(1) The indicated option vests at 25% per year, such that 10,000 shares shall vest on each of the following dates: 9/14/01, 09/14/02, 09/14/03 and 9/14/04.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 procedure.


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